Exhibit 99.1
Contact: Dan L. Greenfield
412- 394-3004
Allegheny Technologies Elects New Director
Pittsburgh, PA, December 6, 2007 — Allegheny Technologies Incorporated (NYSE: ATI) announced today that J. Brett Harvey has been elected to the Company’s Board of Directors. His election increases the number of directors to eleven. Mr. Harvey, 57, is President and Chief Executive Officer of CONSOL Energy Inc. (NYSE: CNX), a high-Btu bituminous coal and coal bed methane company.
“We are very pleased that Brett Harvey has joined our Board,” said Pat Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. “His extensive business experience and perspective should prove valuable to the Company and the Board.”
Mr. Harvey has been President and Chief Executive Officer of CONSOL Energy Inc. since 1998. Prior to that, he served as president and chief executive officer of PacifiCorp Energy Inc., and in several other management positions at PacifiCorp, including president and chief executive officer of Interwest Mining Company. Mr. Harvey is also currently a director of CONSOL Energy Inc., CNX Gas Corporation and Barrick Gold Corporation.
Mr. Harvey has been appointed to the Nominating and Governance Committee, and will stand for election at the 2008 Annual Meeting of Stockholders.
Building the World’s Best Specialty Metals Company™
Allegheny Technologies Incorporated (ATI) is one of the largest and most diversified specialty metals producers in the world with revenues of $5.6 billion during the most recent four quarters ending September 30, 2007. ATI has approximately 9,500 full-time employees world-wide who develop and apply innovative technologies to provide global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty alloys, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical products, and forgings and castings. The Allegheny Technologies website is www.AlleghenyTechnologies.com.
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